Exhibit 10.9

MADISON COUNTY BANK
DIRECTOR DEFERRED FEE AGREEMENT

THIS AGREEMENT is made this 15th day of May,  2002, by and between MADISON COUNTY BANK, a Federal Mutual Savings Bank, located in Madison, Nebraska (the “Company”), and JON M. MOYER (the “Director”).

INTRODUCTION

To encourage the Director to remain a member of the Company’s Board of Directors, the Company is willing to provide to the Director a deferred fee opportunity together with optional contributions by the Company. The Company will pay the Director’s benefits from the Company’s general assets.

AGREEMENT

The Director and the Company agree as follows:

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1           “Change of Control” means the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company’s outstanding voting common stock followed within twelve (12) months by the Director’s Termination of Service for reasons other than death, Disability or retirement.

1.2           “Code” means the Internal Revenue Code of 1986, as amended.

1.3           “Deferral Account means the Company’s accounting of the Director’s accumulated Deferrals plus accrued interest.

1.4           “Deferrals” means the amount of the Director’s Fees, which the Director elects to defer according to this Agreement.

1.5           “Disability” means, if the Director is covered by any individual or group disability insurance policy, total disability as defined in such policy without regard to any waiting period. If the Director is not covered by such a policy. Disability means the Director suffering a sickness, accident or injury which, in the judgment of a physician who is satisfactory to the Company, prevents the Director from performing substantially all of the Director’s normal duties for the Company. As a condition to receiving any Disability benefits, the Company may require the Director to submit to such physical or mental evaluations and tests as the Company’s Board of Directors deems appropriate.

1.6           “Effective Date” means December 31, 2001.

1.7           “Election Form” means the Form attached as Exhibit 1.

1.8           “Fees” means the total fees payable to the Director during a Plan Year.

1.9           “Normal Retirement Age” means the Director’s 80th birthday.

1.10         “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Service.

1.11         “Plan Year” means the calendar year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on December 31, 2002.

1.12         “Projected Benefit” means the balance that would have accumulated in the Director’s Deferral Account at Normal Retirement Age if it is assumed that the Director: (1) continued to defer Fees at the same rate that the Director had been deferring Fees on the date of the Director’s death: and (2) the Director reached Normal Retirement Age.

1.13         “Termination of Service” means that the Director ceases to be a member of the Company’s Board of Directors for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

Article 2
Deferral Election

2.1           Initial Election. The Director shall make an initial deferral election under this Agreement in the amount of $2,500 annually by filing with the Company a signed Election Form within 30 days after the date of this Agreement. The Election Form shall set forth the amount of Fees to be deferred and shall be effective to defer only Fees earned after the date the Election Form is received by the Company.

2.2           Election Changes

2.2.1           Generally. Upon the Company’s approval, the Director may modify the amount of Fees to be deferred annually by filing a new Election Form with the Company prior to the beginning of the Plan Year in which the Fees are to be deferred. The modified deferral election shall not be effective until the calendar year following the year in which the subsequent Election Form is received and approved by the Company.

Article 3
Deferral Account

3.1   Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

3.1.1           Deferrals.  The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

3.1.2           Company Contribution. On the Effective Date of this Agreement, the Company shall credit to the Director’s Deferral Account a contribution equal to four years of the Director’s initial election set forth in Section 2.1 plus interest for a four-year period at an annual rate equal to 8.00 percent, compounded monthly. The Company may make additional contributions to the Director’s Deferral Account at its sole and absolute discretion.

3.1.3           Interest.  At the end of each Plan Year under this Agreement and immediately prior to the payment of any benefits, but only until commencement of the benefit payments under this Agreement, unless otherwise stated, interest shall initially be credited on the account balance at an annual rate equal to 8.00 percent, compounded monthly. At the end of each Plan Year, the Board of Directors may, at its sole and absolute discretion, review and change the crediting rate.

3.2           Statement of Accounts.  The Company shall provide to the Director, within 120 days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

3.3           Accounting Device Only.  The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Company for the payment of benefits.  The benefits represent the mere Company promise to pay such benefits.  The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

Article 4
Benefits during Lifetime

4.1           Normal Retirement Benefit.  Upon the Normal Retirement Date, the Company shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

4.1.1           Amount of Benefit.  The benefit under this Section 4.1 is the Deferral Account balance at the Director’s Normal Retirement Date.

4.1.2           Payment of Benefit.  The Company shall pay the benefit to the Director in 180 equal monthly installments commencing with the month following the Director’s Normal Retirement Date. The Company shall continue to credit interest pursuant to Section 3.1.3 on the remaining account balance during any applicable installment period.

4.2           Early Retirement Benefit. Upon Termination of Service prior to the Normal Retirement Age for reasons other than death. Change of Control or Disability, the Company shall pay to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

4.2.1           Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Director’s Termination of Service.

4.2.2           Payment of Benefit. The Company shall pay the benefit to the Director in 180 equal monthly installments commencing with the month following the Director’s Normal Retirement Age. The Company shall continue to credit interest pursuant to Section 3.1.3 on the remaining account balance during any applicable installment period.

4.3           Disability Benefit. If the Director terminates service as a Director due to Disability prior to Normal Retirement Age, the Company shall pay to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

4.3.1           Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Director’s Termination of Service.

4.3.2           Payment of Benefit. The Company shall pay the benefit to the Director in 180 equal monthly installments commencing with the month following the Director’s Termination of Service. The Company shall continue to credit interest pursuant to Section 3.1.3 on the remaining account balance during any applicable installment period.

4.4           Change of Control Benefit.  Upon a Change of Control, the Company shall pay to the Director  the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

4.4.1           Amount of Benefit.  The benefit under this Section 4.4 shall be the greater of: a) the Deferral Account balance at the Director’s Termination of Service; or b) the Projected Benefit.

4.4.2           Payment of Benefit.  The Company shall pay the benefit to the Director in 180 equal monthly installments commencing with the month following the Director’s Termination of Service. The Company shall continue to credit interest pursuant to Section 3.1.3 on the remaining account balance during any applicable installment period.

4.4.3           Excess Parachute Payment.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code.

Article 5
Death Benefits

5.1           Death during Active Service. If the Director dies while in the active service of the Company, the Company shall pay to the Director’s beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

5.1.1           Amount of Benefit.  The benefit under this Section 5.1 is the greater of: a) the Deferral Account balance at the Director’s death; or b) the Projected Benefit.

5.1.2           Payment of Benefit.  The Company shall pay the benefit to the beneficiary in 180 equal monthly installments commencing with the month following the Director’s death. The Company shall continue to credit interest pursuant to Section 3.1.3 on the remaining account balance during any applicable installment period.

5.2           Death during Payment of a Benefit.  If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director’s beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

5.3           Death After Termination of Service But Before Benefit Payments Commence.  If the Director is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the benefit payments to the Director’s beneficiary that the Director was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Director’s death.

Article 6
Beneficiaries

6.1           Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and received by the Company during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s estate.

6.2           Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 7
General Limitations

7.1           Suicide or Misstatement. The Company shall not pay any benefit under this Agreement exceeding the Deferral Account if the Director commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Director has made any material misstatement of fact on a resume provided to the Company, or on any application for any benefits provided by the Company to the Director.

Article 8
Claims and Review Procedure

8.1           Claims Procedure. Any person or entity who has not received benefits under this Agreement that he or she believes should be paid (“claimant”) shall make a claim for such benefits as follows:

8.1.1           Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

8.1.2           Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.1.3           Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial.  The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

   (a)           The specific reasons for the denial,
   (b)           A reference to the specific provisions of the Plan on which the denial is based.
   (c)           A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
   (d)           An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and
   (e)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.2           Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

8.2.1           Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

8.2.2           Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

8.2.3           Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4           Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.2.5           Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

   (a)           The specific reasons for the denial.
   (b)           A reference to the specific provisions of the Plan on which the denial is based,
   (c)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and
   (d)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 9
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

Article 10
Miscellaneous

10.1           Binding Effect.  This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

10.2           No Guarantee of Service.  This Agreement is not a contract for services. It does not give the Director the right to remain in the service of the Company, nor does it interfere with the shareholders’ rights to replace the Director. It also does not require the Director to remain in the service of the Company nor interfere with the Director’s right to terminate services at any time.

10.3         Non-Transfer ability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4         Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

10.5         Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the State of Nebraska, except to the extent preempted by the laws of the United States of America.

10.6         Unfunded Arrangement. The Director and the Director’s beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Company to which the Director and the Director’s beneficiary have no preferred or secured claim.

10.7         Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.  Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

10.8         Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

10.9         Administration.  The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)           Interpreting the provisions of the Agreement;
(b)           Establishing and revising the method of accounting for the Agreement;
(c)           Maintaining a record of benefit payments; and
(d)           Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

10.10       Named Fiduciary.  The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the Service of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

Director	Company

MADISON COUNTY BANK

/s/ Jon M. Moyer	By	/s/ Brenda Borchers
Jon M. Moyer
	Title	Vice President/Cashier

FIRST AMENDMENT
TO THE
MADISON COUNTY BANK
DIRECTOR DEFERRED FEE AGREEMENT
DATED MAY 15, 2002
FOR
JON M. MOYER

THIS FIRST AMENDMENT is adopted this 18th day of June, 2007, effective as of January 1, 2005, by and between Madison County Bank, a nationally-chartered savings association located in Madison, Nebraska (the “Company”), and Jon M. Moyer (the “Director”).

The Company and the Director executed the Director Deferred Fee Agreement on May 15, 2002 effective as of December 31, 2001 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

The following Section 1.12a shall be added to the Agreement immediately following Section 1.12:

1.12a
“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise, as determined by the plan administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If the Director is determined to be a Specified Employee for an identification period, the Director shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

Section 1.13 of the Agreement shall be deleted in its entirety and replaced by the following:

1.13
“Termination of Service” means the termination of the Director’s service with the Company for reasons other than death. Whether a Termination of Service takes place is determined in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations based on the facts and circumstances surrounding the termination of the Director’s service and whether the Company and the Director intended for the Director to provide significant services for the Company following such termination.

Section 4.2.2 of the Agreement shall be deleted in its entirety and replaced by the following:

4.2.2
Payment of Benefit. The Company shall pay the benefit to the Director in one hundred eighty (180) equal monthly installments commencing with the month following Termination of Service. The Company shall continue to credit interest pursuant to Section 3.1.3 on the remaining account balance during the installment period.

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The following Sections 4.5, 4.6 and 4.7 shall be added to the Agreement immediately following Section 4.4.3:

4.5
Restriction on Timing of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Termination of Service, the provisions of this Section 4.5 shall govern all distributions hereunder. Benefit distributions that are made due to a Termination of Service occurring while the Director is a Specified Employee shall not be made during the first six (6) months following Termination of Service.  Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Termination of Service.  All subsequent distributions shall be paid in the manner specified.

4.6
Distributions upon Income Inclusion under Section 409A of the Code.  If any amount is required to be included in income by the Director prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Director may petition the plan administrator for a distribution of that portion of the amount the Company has accrued with respect to the Company’s obligations hereunder that is required to be included in the Director’s income.  Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Director immediately available funds in an amount equal to the portion of the amount the Company has accrued with respect to the Company’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Director’s petition is granted. Such a distribution shall affect and reduce the Director’s benefits to be paid under this Agreement.

4.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. These changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(b)
must, for benefits distributable under Sections 4.1, 4.2, 4.3 and 4.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

Article 9 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 9
Amendments and Termination

9.1
Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Director.  However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

9.2
Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company and the Director. Except as provided in Section 9.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

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9.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 9.2, if this Agreement is terminated in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)
Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Director participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Company may distribute the Deferral Account balance, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

The following Section 10.11 shall be added to the Agreement immediately following Section 10.10:

10.11	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS OF THE ABOVE, the Company and the Director hereby consent to this First Amendment.

Director:	Madison County Bank

/s/ Jon M. Moyer	By	/s/ David J. Warnemunde
Jon M. Moyer
	Title	President

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